Exhibit 10.1

EXCHANGE AND REDEMPTION AGREEMENT

THIS EXCHANGE AND REDEMPTION AGREEMENT (the “Agreement”), dated as of July 22, 2015, is entered into by and between Taxus Cardium Pharmaceuticals Group Inc., a Delaware Company (the “Company”), and the party identified as “Holder” on the signature page hereto (the “Holder”).

WHEREAS, pursuant to the Securities Purchase Agreement, dated as of April 4, 2013, between the Company and the purchasers thereto (“Purchase Agreement”), the Company issued to the Holder shares of Series A Convertible Preferred Stock of which 1,176 shares remain outstanding and beneficially owned by the Holder (such shares of preferred stock, the “Preferred Stock”); and

WHEREAS, the Holder desires to allow for the redemption at Stated Value of the Preferred Stock during the 120 days following the date hereof, and the Company desires to grant the Holder the right to exchange, from time to time after the date hereof, its shares of Preferred Stock for shares of Common Stock, all on the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, and intending to be legally bound, the Company and the Holder agree as follows:

1. Definitions. Terms used as defined terms herein and not otherwise defined shall have the meanings provided therefor in the Purchase Agreement.

2. Company Redemption Right. At any time after the date hereof until November 19, 2015, the Company may deliver a notice to the Holder (an “Optional Redemption Notice” and the date such notice is deemed delivered hereunder, the “Optional Redemption Notice Date”) of its irrevocable election to redeem some or all of the then outstanding Preferred Stock, for cash in an amount equal to the aggregate Stated Value then outstanding plus any other amounts due in respect of the Preferred Stock (the “Optional Redemption Amount”) on the 20th Trading Day following the Optional Redemption Notice Date (such date, the “Optional Redemption Date”, such period, the “Optional Redemption Period” and such redemption, the “Optional Redemption”). The Optional Redemption Amount is payable in full on the Optional Redemption Date. The Company shall not take any action, or omit to take any action with the purpose or intent of impeding or frustrating the Holders right to convert or exchange shares of Preferred Stock into Common Stock during the Optional Redemption Period and sell the Common Stock in the market. The Company covenants and agrees that it will honor all Notices of Conversion and right to exchange under this Agreement tendered from the time of delivery of the Optional Redemption Notice through the date the Optional Redemption Amount is paid in full. If any portion of the cash payment for an Optional Redemption has not been paid by the Company on the Optional Redemption Date, interest shall accrue thereon until such amount is paid in full at a rate equal to the lesser of 18% per annum or the maximum rate permitted by applicable law.

3. Holder Exchange Right. After the date hereof until the Preferred Stock is no longer outstanding, in addition to the right to convert the Preferred Stock pursuant to Section 6 of the Certificate of Designation, the Holder shall have the irrevocable right to exchange shares of

Preferred Stock into shares of Common Stock (“Exchange Shares”), subject to the limitations set forth in Section 6(d) of the Certificate of Designation (as if the exchange were a conversion), determined by dividing the Stated Value of such Preferred Stock by $0.30 (the “Exchange Price”), subject to adjustment as set forth in Section 7(a) of the Certificate of Designation. The Holder shall effect exchanges hereunder by providing the Company with a notice of exchange (otherwise in the form of a Notice of Conversion). For clarity, when determining whether the Holder has exercised a conversion right or exchange right, absent written instructions to the contrary by the Holder, the lowest Exchange Price or Conversion Price, as applicable, shall be assumed to apply (nothwithstanding whether the notice indicates a conversion or exchange). The provisions of Section 6(c), 6(d), 7(a), 7(c), 7(d), 7(e), 7(f) and 7(g) of the Certificate of Designation relating to Conversion Shares shall apply to the Exchange Shares as if the Exchange Shares were Conversion Shares. The right to receive Exchange Shares is a separate right from the Holder’s right to convert Preferred Stock pursuant to the Certificate of Designations and no provision of the Certificate of Designation or the other Transaction Documents shall be deemed amended or waived hereunder.

4. Amendment to definition of Permitted Indebtedness. The definition of Permitted Indebtedness in the Certificate of Designstion shall be amended to add clause (c) which shall be as follows: “, and (c) additional Indebtedness for borrowed money in an amount not to exceed to $250,000” For purposes of clarification, the provisions of Section 7(b) of the Certificate of Determination related to the adjustment of the Conversion Price shall apply to any Common Stock or Common Stock Equivalents issued in connection with the issuance of any Permitted Indebtedness.

5. Representations and Warranties. The Company hereby makes to the Holder the following representations and warranties:

(a) Organization and Qualification. The Company is an entity duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder.

(b) Authorization; Enforcement. The execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, its board of directors or its stockholders in connection therewith. This Agreement has been duly executed by the Company and, when delivered in accordance with the terms hereof will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(c) No Conflicts. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not: (i) conflict with or violate any provision of the Company’s or any Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any material agreement, credit facility, debt or other material instrument (evidencing a Company or Subsidiary debt or otherwise) or other material understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or a Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a Material Adverse Effect.

(d) Issuance of the Exchange Shares. The Exchange Shares, when issued in accordance with the terms of this Agreement and the Transaction Documents, will be validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Company other than restrictions on transfer provided for in the Transaction Documents. The Company has reserved from its duly authorized capital stock a sufficient number of shares of Common Stock for issuance of all of the Exchange Shares.

(e) Status of Exchange Shares. The shares of Preferred Stock were issued to the Holder pursuant to the terms of an effective Registration Statement (333-168693) and have the status of unrestricted, freely transferable shares. The exchange of the shares of Preferred Stock for Exchange Shares is exempt from registration pursuant to Section 3(a)(9) of the Securities Act, and the Exchanges Shares, when issued in accordance with the terms of this Agreement will be unrestricted, freely transferable shares. The Company agrees not to take a position contrary to this paragraph. If requested by a Holder, the Company shall promptly, and in any event within 3 Business Days of such request, provide a legal opinion of outside counsel opining to the unrestricted and freely tradeable nature of the Exchange Shares.

6. Representations and Warranties of the Holder. The Holder hereby represents and warrants as of the date hereof to the Company as follows:

(a) Organization. The Holder is an entity duly incorporated or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporated or formed with full right, corporate, partnership, limited liability company or similar power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder.

(b) Authorization; Enforcement. The execution and delivery of this Agreement and performance by the Holder of the transactions contemplated herein have been duly authorized by all necessary corporate, partnership, limited liability company or similar action, as applicable, on the part of the Holder. This Agreement has been duly executed by the Holder, and when delivered by the Holder in accordance with the terms hereof, will constitute the valid and legally binding obligation of the Holder, enforceable against it in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

The Company acknowledges and agrees that the representations contained in this Section 6 shall not modify, amend or affect the Holder’s right to rely on the Company’s representations and warranties contained in this Agreement or any other document or instrument executed and/or delivered in connection with this Agreement or the consummation of the transaction contemplated hereby.

7. Miscellaneous.

(a) The Company shall, prior to 9 a.m. E.T. on the Trading Day immediately following the date hereof, file a Current Report on Form 8-K with the Commission disclosing the material terms of the transactions contemplated hereby, and shall attach this Agreement as an exhibit thereto. From and after such filing, the Holder shall not be in possession of any material, nonpublic information received from the Company, any of its Subsidiaries or any of their respective officers, directors, employees or agents that is not disclosed in such Form 8-K. The Company shall consult with the Holder in issuing the Form 8-K and any other press releases with respect to the transactions contemplated hereby.

(b) This Agreement may be executed in two or more counterparts and may be delivered by electronic mail in portable document format or other means intended to preserve the original graphic content of a signature, and each of such counterparts shall be deemed an original and all of such counterparts together shall constitute one and the same agreement.

(c) Each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.

(d) If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

(e) Except as expressly set forth herein, all of the terms and conditions of the Transaction Documents shall continue in full force and effect after the execution of this Agreement and shall not be in any way changed, modified or superseded by the terms set forth herein.

(f) This Agreement shall be governed by and interpreted in accordance with laws of the State of New York, excluding its choice of law rules. The parties hereto hereby waive the right to a jury trial in any litigation resulting from or related to this Agreement. The parties hereto consent to exclusive jurisdiction and venue in the federal courts sitting in the southern district of New York, unless no federal subject matter jurisdiction exists, in which case the parties hereto consent to exclusive jurisdiction and venue in the New York state courts in the borough of Manhattan, New York. Each party waives all defenses of lack of personal jurisdiction and forum non conveniens. Process may be served on any party hereto in the manner authorized by applicable law or court rule.

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IN WITNESS WHEREOF, this Exchange and Redemption Agreement is executed as of the date first set forth above.

TAXUS CARDIUM PHARMACEUTICALS GROUP INC.

By:	/s/ Christopher J. Reinhard
Name:	Christopher J. Reinhard
Title:

[signature page of Holder to follow]

SIGNATURE PAGE OF HOLDER TO

EXCHANGE AND REDEMPTION AGREEMENT

BETWEEN CRXM AND

THE HOLDER THEREUNDER

Name of Holder:	Sabby Healthcare Volatility Master Fund, Ltd.

By:	/s/ Robert Grundstein

Name:	Robert Grundstein

Title:	COO of Investment Management